Exhibit 5.1

To Alvotech 9, rue de Bitbourg, L - 1273 Luxembourg, Grand Duchy of Luxembourg (the “Company”) Luxembourg, 21 August 2024

AO/YBA – 016843-70016.41759309v7

Alvotech – Registration Statement F-3

Dear Madam, dear Sir,

We have acted as Luxembourg legal advisers to Alvotech, a company existing under the laws of the Grand Duchy of Luxembourg as a société anonyme (formerly a société par actions simplifiée), with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) (the “RCS”) under number B 258884 in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, relating to the offer and sale from time to time, of up to 1,789,087 ordinary shares of the Company with a nominal value of $0.01 (the “MS Shares”) each held by Morgan Stanley & Co International plc following the exercise on 1 July 2024 of the Aztiq Convertible Bond (as defined below).

1.	Scope

1.1.	In arriving to the opinions expressed below, we have examined and relied exclusively on the documents (the “Documents”) identified in Appendix A hereto.

1.2.	We express no opinion with respect to any laws, rules or regulations other than Luxembourg law. We express no opinion on accounting, economic, financial, monetary, policy and tax aspects. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg law even in cases where, under Luxembourg law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

1.3.	A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	Assumptions

For the purpose of this Opinion, we have assumed, and we have not verified independently:

2.1.	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorized to be inserted in the relevant document by the individual concerned;

2.2.	the completeness and conformity to originals of all Documents supplied to us as drafts, certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us and the completeness and correctness of the representations and statements made therein;

2.3.	that there have been no amendments to the Documents in the form delivered to us for the purpose of this Opinion, and there will be none prior to their execution to the extent provided in draft form, which would have a bearing on the present opinion;

2.4.	that each of the Documents is true, complete, up-to-date and has not been rescinded, supplemented or amended in any way since its respective date; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement contained in the Documents is true and correct;

2.5.	that there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the Documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this Opinion and that the Documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this Opinion, and the information therein is true and correct as of the date hereof;

2.6.	that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect; that all steps outside Luxembourg and requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Documents (and the transactions contemplated therein) and that all conditions to which the transactions under the Documents are subject have been satisfied;

2.7.	the existence, capacity, power and authority of each of the parties to the Documents (other than the Company) to enter into the Documents to which it is a party and perform its obligations under those Documents and that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he or she signed and each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when he or she signs;

2.8.	that the entry into the Documents and the performance of any rights and obligations under the Documents are in the best corporate interests (intérêt social) of the Company and that the head
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office (administration centrale), the place of effective management (siege de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the centre of main interests (centre des intérêts principaux) of the Company is located at the place of its registered office (siege statutaire) in Luxembourg.

3.	Opinions

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

3.1.	the Company is a public limited company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg; and

3.2.	the MS Shares are validly issued, fully paid up and non-assessable (meaning that the holder of such MS Shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

4.	Qualifications

The opinions expressed in this Opinion are subject to the following qualifications:

4.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions;

4.2.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

4.3.	deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg law, must be published on the RESA (as defined below) (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant company as well as amendments, if any, to the articles of association) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;
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4.4.	the opinions set out in this Opinion are limited to the laws, including the rules and regulations, as in effect on the date of this Opinion.

5.	Reliance

5.1.	This Opinion is issued solely for the purposes of the filing of the Registration Statement.

5.2.	It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent. We hereby consent to filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. This Opinion is strictly limited to the matters stated in it and is given on the date set out on page 1; we have no obligation to update the Opinion or inform of any changes in law following such date.

5.3.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on list V of the lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Alexander Olliges

Alexander Olliges

Partner

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APPENDIX A – DOCUMENTS

1.	A scanned copy of the draft Registration Statement received on 21 August 2024.

2.	A scanned copy of the consolidated articles of association of the Company dated 1 July 2024 (the “Articles”).

3.	An extract dated 21 August 2024 and issued in electronic form by the RCS in respect of the Company.

4.	A certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) dated 21 August 2024 and issued in electronic form by the Registre de l’Insolvabilité de Luxembourg, maintained by and available on the website of the RCS, in respect of the Company.

5.	A scanned copy of the signed written resolutions of the board of directors of the Company dated 29 June 2024 approving the issuance of the MS Shares.

6.	A scanned copy of the signed written resolutions of the delegate of the board of directors of the Company dated 1 July 2024 approving the issuance of the MS Shares.

7.	A scanned copy of the acknowledgment deed passed in front of a Luxembourg notary dated 1 July 2024 acknowledging the issuance of the MS Shares.

8.	A scanned copy of the Luxembourg law governed shares subscription form dated 30 June 2024 with respect to the subscription of the MS Shares.

9.	A scanned copy received on 21 June 2024 from Mr. Danny Major of the convertible bond register updated on 21 June 2024 (with pro forma interest calculation until 1 July 2024) with respect to the convertible bonds issued by the Company pursuant to the convertible bond instrument dated 16 November 2022 (as amended and restated on 30 March 2023) (the “Aztiq Convertible Bond”).
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